EXHIBIT G

FORM OF NOTICE OF PROPOSED TRANSACTIONS

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35 _______; 70-_______)

Filings under the Public Utility Holding Company Act of 1935 (“Act”)

Xcel Energy Inc. (“Xcel” or the “Company”)

________, 2001

        Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated under the Act. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments is/are available for public inspection through the Commission’s Office of Public Reference.

        Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by      , 2001 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549-0609, and serve a copy on the relevant applicant(s) and or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

        Xcel Energy Inc. (“Xcel”), 800 Nicollet Mall, Minneapolis, Minnesota 55402, a registered public utility holding company, and its subsidiaries Northern States Power Company (Minnesota) (“NSP-M”), Northern States Power Company (Wisconsin) (“NSP-W”), Public Service Company of Colorado (“PSCo”), Southwestern Public Service Company (“SPS”, and together with NSP-M, NSP-W and PSCo, “the Utility Subsidiaries”), XERS Inc. (“XERS”), Xcel Energy Markets Holdings Inc. (“XEMH”) and e prime inc. (“e prime”) have filed an application-declaration under Sections 6(a), 7, 9(a), 10 and 12(b) of the Act and Rules 45 and 52(b) under the Act.

        Applicants seek authority for:   (i) the Utility Subsidiaries and XERS to provide home services such as appliance warranty and repair, home inspection services and electrical and plumbing services as described below; and (ii) XEMH, e prime and their current and future subsidiaries to (a) engage in energy marketing and brokering activities in Canada and (b) to invest up to $750 million in the acquisition of various energy assets that are incidental and related to its marketing and brokering business.

        NSP-M and PSCo have historically provided appliance warranty and repair programs for residential customers. This service is similar to that offered by many other electric and/or gas utilities. Appliances covered include heating and air conditioning systems, water heaters, refrigerators, dishwashers and clothes washers. SPS, NSP-W and XERS request authority to provide these services and join with NSP-M and PSCo in requesting authority to expand these services to include other household services, including home inspection services and electrical and plumbing services and related structures for persons in their service territories.

        e prime currently conducts energy marketing and brokering activities in the United States. e prime is now requesting authority to engage in brokering and marketing of electricity, natural gas and other energy commodities in Canada.

        XEMH and e prime request authority to invest, from time to time, directly or indirectly through their current or future subsidiaries up to $750 million (the “Investment Limitation”) through December 31, 2005 (the “Authorization Period”) to construct or acquire gas and other energy assets that are incidental and related to its energy marketing and brokering business (“Energy Assets”) or to acquire one or more existing or new companies substantially all of whose physical properties consist or will consist of Energy Assets. Energy Assets may include, but are not limited to, natural gas production, gathering, processing, storage and transportation facilities and equipment, liquid oil reserves and storage facilities, and associated facilities. Such Energy Assets (or equity assets of companies owning Energy Assets) may be acquired for cash or in exchange for common stock of Xcel Energy or other securities of Xcel Energy or e prime or any combination of the foregoing. If common stock of Xcel Energy is used as consideration in connection with any such acquisition, the market value thereof on the date of issuance will be counted against the proposed Investment Limitation. Under no circumstances will the acquisition and ownership of such Energy Assets cause e prime or any subsidiary of e prime to be or become an “electric utility company” or a “gas utility company,” as defined in Section 2(a)(3) and 2(a)(4) of the Act.

        For the Commission, by the Division of Investment Management, pursuant to delegated authority.

Jonathan G. Katz Secretary

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